EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Announces
Second Quarter Earnings of $0.34 per share
Sales more than doubled in the quarter on a year-over-year basis
Detroit, Michigan, July 30, 2010 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the second quarter of 2010.
Second Quarter 2010 Results
•	Second quarter 2010 sales of $559.6 million

•	Gross profit of $98.9 million, or 17.7% of sales

•	Operating income of $50.4 million, or 9.0% of sales

•	Net income of $25.4 million, or $0.34 per share

•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $83.2 million, or 14.9% of sales

•	Net cash provided by operating activities of $85.9 million

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of equipment) of $68.1 million, a $109.4 million year-over-year increase
AAM’s results in the second quarter of 2010 were net earnings of $25.4 million or $0.34 per share. This compares to a net loss of $288.6 million or $5.20 per share in the second quarter of 2009.
In the second quarter of 2010, AAM incurred a net charge of $1.7 million, or $0.02 per share, primarily consisting of asset impairments related to the planned closure of AAM’s Salem Manufacturing Facility in Ohio, net of adjustments to previously recorded estimates for supplemental unemployment benefits (SUB) and idled leased asset accruals.
In the second quarter of 2009, AAM incurred special charges, asset impairments and non-recurring operating costs of $191.8 million, or $3.46 per share. These charges primarily related to asset impairments, hourly and salaried workforce reductions (including attrition programs and related statutory benefits) and the acceleration of expense related to the Buydown Program (BDP) for UAW-represented associates at AAM’s Detroit, Michigan; Three Rivers, Michigan; and Cheektowaga, New York manufacturing facilities.
AAM’s results in the second quarter of 2009 were also adversely impacted by the extended summer production shutdowns of GM and Chrysler. AAM estimates the reduction in sales and operating income resulting from these shutdowns in the second quarter of 2009 was approximately $203.6 million and approximately $65.7 million (or $1.18 per share), respectively.
“The second quarter of 2010 marked AAM’s fourth consecutive quarter of sequential sales gains and improved profit and cash flow performance, “said AAM’s Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “AAM is benefiting from a recovery in market demand for full-size pickups and SUVs, as well as a strong cadence of new product launches that is rapidly enhancing the diversification of our customer base and served markets. We expect these favorable conditions to continue throughout the second half of 2010, positioning AAM for full year sales growth of 40% - 45% and profit margins that rank among the best in our company’s history.”

Net sales in the second quarter of 2010 were $559.6 million, more than double the $245.6 million reported in the second quarter of 2009. On a sequential basis, net sales in the quarter increased approximately 7% as compared to the first quarter of 2010.
Non-GM sales in the second quarter of 2010 increased approximately $78 million on a year-over-year basis to $135.2 million. On a sequential basis, non-GM sales in the quarter increased nearly 9% as compared to the first quarter of 2010.
AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American light truck and SUV programs and Chrysler’s heavy duty Dodge Ram pickup trucks. For the second quarter of 2010, AAM’s content-per-vehicle was $1,408.
AAM’s net sales of $1.1 billion in the first half of 2010 increased by $433.5 million, or 67%, as compared to $648.0 million in the first half of 2009.
AAM’s gross profit in the second quarter of 2010 was $98.9 million or 17.7% of sales, as compared to a gross loss of $215.1 million in the second quarter of 2009. In the first half of 2010, AAM’s gross profit was $186.2 million, or 17.2% of sales, as compared to a gross loss of $188.0 million for the first half of 2009.
AAM’s SG&A spending in the second quarter of 2010 was $48.5 million as compared to $45.5 million in the second quarter of 2009. In the first half of 2010, AAM’s SG&A spending was $93.8 million as compared to $89.3 million in the first half of 2009. AAM’s R&D spending for the first half of 2010 was approximately $37.7 million as compared to $35.7 million in the first half of 2009.
AAM’s operating income in the second quarter of 2010 was $50.4 million or 9.0% of sales. In the first half of 2010, AAM’s operating income was $92.4 million, or 8.5% of sales, as compared to an operating loss of $277.3 million for the first half of 2009.
AAM defines EBITDA to be earnings before interest, taxes, depreciation and amortization. AAM’s EBITDA in the second quarter of 2010 was $83.2 million, or 14.9% of sales. In the first half of 2010, AAM’s EBITDA was $155.8 million, or 14.4% of sales.
AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sale of equipment. Net cash provided by operating activities in the first half of 2010 was $164.9 million. Capital spending, net of proceeds from the sale of equipment for the first half of 2010 was $35.7 million. Reflecting the impact of this activity, AAM generated $129.2 million of positive free cash flow. In the first half of 2009, AAM’s free cash flow was a use of $106.9 million.
Included in AAM’s first half of 2010 free cash flow is a $48.8 million U.S. income tax refund AAM received in connection with a special five-year net operating loss carryback election included in the Worker, Home Ownership and Business Act of 2009.
AAM’s first half of 2010 free cash flow also reflects the impact of cash payments for restructuring costs of $22.5 million. These payments relate primarily to AAM’s remaining obligations under hourly and salaried attrition programs and the BDP for UAW represented associates at AAM’s Detroit, Michigan; Three Rivers, Michigan; and Cheektowaga, New York manufacturing facilities.
A conference call to review AAM’s second quarter 2010 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from Noon. ET on July 30, 2010 until 5:00 p.m. ET August 6, 2010 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 86844610.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with GM; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; the impact on us and our customers of requirements imposed on, or actions taken by, our customers in response to the U.S. government’s ownership interest, the Troubled Asset Relief Program or similar programs; our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring actions that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’, our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; currency rate fluctuations; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); adverse changes in the political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Risk factors related to our business” in our most recent 10K filing.
It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations and	Manager, Communications
Corporate Communications	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com
Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions, except per share data)		(In millions, except per share data)

Net sales	$559.6	$245.6	$1,081.5	$648.0

Cost of goods sold	460.7	460.7	895.3	836.0

Gross profit (loss)	98.9	(215.1)	186.2	(188.0)

Selling, general and administrative expenses	48.5	45.5	93.8	89.3

Operating income (loss)	50.4	(260.6)	92.4	(277.3)

Interest expense	(22.6)	(19.7)	(45.3)	(40.1)
Investment income	0.6	1.0	1.0	2.0
Other expense, net	(0.7)	(2.9)	(2.2)	(3.7)

Income (loss) before income taxes	27.7	(282.2)	45.9	(319.1)

Income tax expense	2.4	6.5	4.4	2.3

Net income (loss)	25.3	(288.7)	41.5	(321.4)

Net loss attributable to noncontrolling interest	0.1	0.1	0.2	0.1

Net income (loss) attributable to AAM	$25.4	$(288.6)	$41.7	$(321.3)

Diluted earnings (loss) per share	$0.34	$(5.20)	$0.56	$(5.79)

Diluted shares outstanding	74.5	55.5	74.5	55.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2010	2009
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$238.7	$178.1
Short-term investments	2.8	4.2
Accounts receivable, net	172.4	129.7
Inventories, net	116.6	90.6
Prepaid expenses and other	65.2	114.0

Total current assets	595.7	516.6

Property, plant and equipment, net	922.6	946.7
GM postretirement cost sharing asset	214.4	219.9
Goodwill	147.8	147.8
Other assets and deferred charges	147.2	155.8

Total assets	$2,027.7	$1,986.8

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$287.6	$200.9
Accrued expenses and other	276.4	244.6

Total current liabilities	564.0	445.5

Long-term debt	1,012.6	1,071.4
Deferred revenue	155.6	189.7
Postretirement benefits and other long-term liabilities	815.9	840.1

Total liabilities	2,548.1	2,546.7

Stockholders’ deficit	(520.4)	(559.9)

Total liabilities and stockholders’ deficit	$2,027.7	$1,986.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions)		(In millions)
Operating activities
Net income (loss)	$25.3	$(288.6)	$41.5	$(321.4)
Depreciation and amortization	32.8	36.6	64.4	72.5
Other	27.8	246.9	59.0	222.5

Net cash flow provided by (used in) operating activities	85.9	(5.1)	164.9	(26.4)

Purchases of property, plant & equipment	(18.1)	(36.2)	(36.9)	(81.0)
Purchase buyouts of leased equipment	(3.4)	—	(7.4)	—
Investment in joint venture	—	—	—	(10.2)
Proceeds from sales of equipment	0.3	—	1.2	0.5
Redemption of short-term investments	0.2	7.1	1.6	66.0

Net cash flow used in investing activities	(21.0)	(29.1)	(41.5)	(24.7)

Net increase (decrease) in long-term debt	(2.0)	168.6	(57.5)	123.6
Debt issuance costs	—	(2.7)	(2.2)	(2.7)
Repurchase of treasury stock	(0.1)	(0.1)	(1.3)	(0.1)

Net cash flow provided by (used in) financing activities	(2.1)	165.8	(61.0)	120.8

Effect of exchange rate changes on cash	(0.7)	3.7	(1.8)	3.9

Net increase in cash and cash equivalents	62.1	135.3	60.6	73.6

Cash and cash equivalents at beginning of period	176.6	137.1	178.1	198.8

Cash and cash equivalents at end of period	$238.7	$272.4	$238.7	$272.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings (loss) before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions)		(In millions)

Net income (loss) attributable to AAM	$25.4	$(288.6)	$41.7	$(321.3)
Interest expense	22.6	19.7	45.3	40.1
Income taxes	2.4	6.5	4.4	2.3
Depreciation and amortization	32.8	36.6	64.4	72.5

EBITDA	$83.2	$(225.8)	$155.8	$(206.4)

Net debt(b) to capital

	June 30,	December 31,
	2010	2009
	(In millions, except percentages)

Total debt	$1,012.6	$1,071.4
Less: cash and cash equivalents	238.7	178.1

Net debt at end of period	773.9	893.3

Stockholders’ deficit	(520.4)	(559.9)

Total invested capital at end of period	$253.5	$333.4

Net debt to capital(c)	305.3%	267.9%

Net Operating Cash Flow and Free Cash Flow(d)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions)		(In millions)

Net cash provided by (used in) operating activities	$85.9	$(5.1)	$164.9	$(26.4)
Less: Purchases of property, plant & equipment, net of proceeds from sale of equipment	(17.8)	(36.2)	(35.7)	(80.5)

Net operating cash flow	68.1	(41.3)	129.2	(106.9)

Less: dividends paid	—	—	—	—

Free cash flow	$68.1	$(41.3)	$129.2	$(106.9)

(a)	We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)	We define net operating cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of assets. Free cash flow is defined as net operating cash flow less dividends paid. We believe net operating cash flow and free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Net operating cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.